Exhibit 10.284

AGREEMENT OF PURCHASE AND SALE

[Domain Site, Garland, TX]

ARTICLE 1. PROPERTY/PURCHASE PRICE; PHASES

1.1          Certain Basic Terms.

(a)	Purchaser and Notice Address:

With a copy to:

ArchCo Residential LLC	Sherman & Howard L.L.C.
Attn: Mark Denyer	Attn: Mike Shomo
2801 SE Hampden Road	633 Seventeenth Street, Suite 3000
Bartlesville, OK 74006	Denver, CO 80202
Telephone: (918) 397-3760	Telephone: (303) 299-8256
E-mail: realcap@ionet.net	E-mail: mshomo@shermanhoward.com

and to:

ArchCo Residential LLC
Attn: Neil T. Brown
7 Piedmont Center, Suite 300
Atlanta, GA 30305
Telephone: (571) 220-4829
E-mail: neil@ntbrown.com

(b)	Seller and Notice Address:

With a copy to:

RCM Firewheel, LLC	Realty Capital Management, LLC
Attn: Richard Myers	Attn: Tim Coltart
909 Lake Carolyn Parkway, # 150	909 Lake Carolyn Parkway, # 150
Irving, TX 75039	Irving, TX 75039
Telephone: (469) 533-4100	Telephone: (469) 533-4100
E-mail: myers@rcpinvestments.com	E-mail: tcoltart@realtycapital.com

and to:

Kelly Hart & Hallman, LLP
Attn: J. Andrew Rogers
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Telephone: (817) 878-3546
E-mail: andy.rogers@kellyhart.com

(c)	Title Company and Notice Address:

Old Republic National Title Insurance Company
Attn: David Lawrence
8201 Preston Road, Suite 450
Dallas, TX 75225
Telephone: (214) 239-6412
E-mail: dlawrence@oldrepublictitle.com

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(d)	Escrow Agent:

Old Republic National Title Insurance Company
Attn: David Lawrence
8201 Preston Road, Suite 450
Dallas, TX 75225
Telephone: (214) 239-6412
E-mail: dlawrence@oldrepublictitle.com

(e)	Agreement Date:	The latest date of execution by the Seller or the Purchaser, as indicated on the signature page of this Agreement.

(f)	Purchase Price:	(i) With respect to the Phase I Property (defined in Section 1.3), $3,975,000 (the “Phase I Purchase Price”). The Phase I Purchase Price may be increased pursuant to Section 2.4(c)(1).

(ii) With respect to the Phase II Property (defined in Section 1.3), $5,075,000 (the “Phase II Purchase Price”). The Phase II Purchase Price may be increased pursuant to Section 2.4(c)(2).

(iii) With respect to the Phase III Property (defined in Section 1.3), $6,000,000 (the “Phase III Purchase Price”). The Phase III Purchase Price may be increased pursuant to Section 2.4(c)(3).

(g)	Earnest Money:	Defined in Section 1.4.

(h)	Due Diligence Period:	The period ending 75 days after the Agreement Date.

(i)	Closing Date:	(i) With respect to the Phase I Property, as designated by the Purchaser upon not less than five days’ prior notice, but no later than the Outside Closing Date for the Phase I Property. The “Outside Closing Date” for the Phase I Property means October 30, 2015.

(ii) With respect to the Phase II Property, 30 days after Purchaser delivers its Phase II Option Notice (defined in Section 1.2(c)), but no later than the Outside Closing Date for the Phase II Property. The “Outside Closing Date” for the Phase II Property means the earlier of (A) six months after Purchaser receives a final certificate of occupancy for the Phase I Project or (B) December 15th, 2017. The Outside Closing Date for the Phase II Property may be extended by Purchaser pursuant to Section 1.2(d) and in accordance with Sections 2.7(a) and 2.7(d).

(iii) With respect to the Phase III Property, 30 days after Purchaser delivers its Phase III Option Notice (defined in Section 1.2(e)), but no later than the Outside Closing Date for the Phase III Property. The “Outside Closing Date” for the Phase III Property means the earlier of (A) six months after Purchaser receives a final certificate of occupancy for the Phase II Project, or (B) December 15th, 2019. The “Outside Closing Date” for the Phase III Property may be extended by Purchaser pursuant to Section 1.2(f) and in accordance with Sections 2.7(a) and 2.7(d).

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(j)	Brokers:	Mark Boone of Realty Capital Management and Andrew Prine of Stratford Land Company.

(k)	Proposed Project:	A Class A, urban-style apartment complex of approximately 1,025 units to be developed in three phases:

(i) The “Phase I Project”, comprised of a minimum of 300 units to be constructed on the Phase I Development Parcel (defined in Section 1.6(d)(1);

(ii) The “Phase II Project”, comprised of approximately 350 units to be constructed on the Phase II Development Parcel (defined in Section 2.3(b); and

(iii) The “Phase III Project”, comprised of approximately 375 units to be constructed on the Phase III Development Parcel (defined in Section 2.3(b)); in each case pursuant to plans and specifications prepared by and reasonably satisfactory to Purchaser.

(l)	Business Day:	Any day which is not (i) a Saturday, (ii) a Sunday, or (iii) a holiday on which national banks operating in Garland, Texas, are authorized to be closed.

1.2          Purchase and Sale and Option.

(a)          Agreement and Grant. Subject to the terms and conditions of this Agreement, (i) Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Phase I Property (defined in Section 1.3), and (ii) Seller grants to Purchaser the exclusive option to purchase the Phase II Property (defined in Section 1.3) (the “Phase II Option”) and the Phase III Property (defined in Section 1.3) (the “Phase III Option”). At the Closing (defined in Section 5.1) for the Phase I Property, Seller and Purchaser shall execute a Memorandum of Option (the “Memorandum”). Purchaser shall deliver a proposed form of Memorandum to Seller for its reasonable review and approval within 45 days after the Agreement Date and the parties shall mutually and in good faith agree upon the form of the Memorandum prior to the end of the Due Diligence Period. Upon the Closing for the Phase I Property, the Escrow Agent shall record the Memorandum in the real property records of Dallas County, Texas.

(b)          Intentionally Deleted.

(c)          Phase II Option. Purchaser may exercise the Phase II Option by giving written notice to Seller of Purchaser’s exercise of the Phase II Option (the “Phase II Option Notice”), subject to the following conditions: (i) Closing for the Phase I Property has occurred; (ii) at the Closing for the Phase I Property, Purchaser delivered $50,000 to Seller as the option payment for the Phase II Property (the “Phase II Option Payment”); (iii) Purchaser delivers the Phase II Option Notice to Seller not later than 30 days before the Outside Closing Date for the Phase II Property. If Purchaser exercises the Phase II Option in accordance with this Section 1.2(c), then Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Phase II Property under the terms and conditions of this Agreement. If Purchaser does not exercise the Phase II Option in accordance with this Section 1.2(c), the Phase II Option, the Phase III Option and this Agreement shall terminate, and all further rights and obligations of the parties under this Agreement shall terminate, except those which by their terms survive any termination of this Agreement. The Phase II Option Payment shall be deemed earned by Seller upon receipt by Seller and shall not be credited against the Phase II Purchase Price at the Closing for the Phase II Property. The Phase II Option Payment shall not be refunded to Purchaser except in the event of Seller’s default under this Agreement.

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(d)          Phase II Extension. Purchaser may extend the Outside Closing Date for the Phase II Property up to two times, for 30 days for each extension, by (i) giving written notice to Seller (each, a “Phase II Extension Notice”) of the extension at least 30 days before the Outside Closing Date for the Phase II Property, as it may have been previously extended, and (ii) delivering an extension payment in the amount of $20,000 (an “Extension Payment”) to Seller within three Business Days after Purchaser delivers the corresponding Phase II Extension Notice. If Purchaser does not pay an Extension Payment in accordance with this Section 1.2(d), Purchaser shall be deemed to have not extended the Outside Closing Date for the Phase II Property under the corresponding Phase II Extension Notice. No Extension Payments shall be credited against the Phase II Purchase Price or refunded to Purchaser except in the event of Seller’s default under this Agreement.

(e)          Phase III Option. Purchaser may exercise the Phase III Option by giving written notice to Seller of Purchaser’s exercise of the Phase III Option (the “Phase III Option Notice”), subject to the following conditions: (i) at the Closing for the Phase I Property, Purchaser delivered $50,000 to Seller as the option payment for the Phase III Property (the “Phase III Option Payment”); (ii) Closing for the Phase II Property has occurred; (iii) Purchaser delivers the Phase III Option Notice to Seller not later than 30 days before the Outside Closing Date for the Phase III Property. If Purchaser exercises the Phase III Option in accordance with this Section 1.2(e), then Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Phase III Property under the terms and conditions of this Agreement. If Purchaser does not exercise the Phase III Option in accordance with this Section 1.2(e), the Phase III Option and this Agreement shall terminate, and all further rights and obligations of the parties under this Agreement shall terminate, except those which by their terms survive any termination of this Agreement. The Phase III Option Payment shall be deemed earned by Seller upon receipt by Seller and shall not be credited against the Phase III Purchase Price at the Closing for the Phase III Property The Phase III Option Payment shall not be refunded to Purchaser except in the event of Seller’s default under this Agreement.

(f)          Phase III Extension. Purchaser may extend the Outside Closing Date for the Phase III Property up to two times, for 30 days for each extension, by (i) giving written notice to Seller (each, a “Phase III Extension Notice”) of the extension at least 30 days before the Outside Closing Date for the Phase III Property, as it may have been previously extended, and (ii) delivering an Extension Payment to Seller within three Business Days after Purchaser delivers the corresponding Phase III Extension Notice. If Purchaser does not pay an Extension Payment in accordance with this Section 1.2(f), Purchaser shall be deemed to have not extended the Outside Closing Date for the Phase III Property under the corresponding Phase III Extension Notice. No Extension Payments shall be credited against the Phase III Purchase Price or refunded to Purchaser except in the event of Seller’s default under this Agreement.

1.3          Property. The “Property” means the approximately 135.89 gross acres of land (the “Land”, comprised of, collectively, the Phase I Land, the Phase II Land and the Phase III Land (as those terms are defined in Section 1.6(c))), including at least 36.4 developable acres of land (comprised, collectively, of the Phase I Development Parcel and the Phase II & III Development Parcel (defined in Section 1.6(d))), located in Garland, Texas and as described in Exhibit A attached to this Agreement, together with all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances belonging or appertaining to, respectively, each of the Phase I Land, the Phase II Land and the Phase III Land, and Seller’s rights, easements or other interests, if any, in and to adjacent streets, alleys and rights-of-way, or other property abutting, respectively, each of the Phase I Land, the Phase II Land and the Phase III Land, and together with any and all minerals and mineral rights, water and water rights, wells, well rights and well permits, water and sewer taps, sanitary or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to, respectively, each of the Phase I Land, the Phase II Land and the Phase III Land (respectively, the “Phase I Property”, the “Phase II Property” and the “Phase III Property”). Each of the Phase I Property, the Phase II Property and the Phase III Property may be referred to individually as a “Phase”.

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1.4          Earnest Money. Within five Business Days after receipt of a fully executed copy of this Agreement, Purchaser shall deposit $25,000 with the Escrow Agent as an earnest money deposit (the “First Deposit”). If this Agreement is not terminated under Section 2.2(b), Purchaser shall deposit $50,000 with the Escrow Agent as an additional earnest money deposit (the “Second Deposit”) within five Business Days after the end of the Due Diligence Period. “Earnest Money” means, collectively, the First Deposit, and the Second Deposit (once made by Purchaser), together with interest on such amounts. The Earnest Money shall be applied to the Phase I Purchase Price at Closing for the Phase I Property. If, before Closing for the Phase I Property occurs, this Agreement terminates pursuant to any express right of Purchaser to terminate this Agreement, the Escrow Agent shall disburse the Earnest Money in accordance with Article 9 of this Agreement, and all further rights and obligations of the parties under this Agreement shall terminate, except those which by their terms survive any termination of this Agreement. The Escrow Agent shall hold and disburse the Earnest Money in accordance with Article 9 of this Agreement.

1.5          Independent Contract Consideration. At the same time as the deposit of the Earnest Money to the Escrow Agent, Purchaser shall deliver to Seller the sum of $100.00 in cash or by check (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Purchaser’s exclusive option to purchase the Property and the Due Diligence Period as provided in this Agreement, and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

1.6          Land, Land Areas, Land Phases, Development Parcels and Flood Plain Improvements.

(a)          Existing Land. Seller holds title to the Land, consisting of approximately 135.89 acres of land depicted and described on the Land Title Survey – 135.89 Acres, having a revision date of December 20, 2012 and prepared by Dowdey, Anderson & Associates, Inc. as Job No. 07039 (the “Existing Land Survey”). The locations and approximate boundaries of the Phase I Land, the Phase II Land, and the Phase III Land are depicted on Exhibit B attached to this Agreement (the “Land Areas Exhibit”).

(b)          Land Areas. Approximately 50 acres of the Land fronting on Bunker Hill Road (the “PD Land Area”) is zoned as Planned Development District (PD) for Multifamily Uses under Ordinance No. 6539 adopted by the City of Garland, Texas (the “City”) on May 1, 2012. The Land includes the entire PD Land Area. The remainder of the land area of the Land (the “AG Land Area”) is zoned as Agriculture (AG) District. The approximate location of the boundary line between the PD Land Area and the AG Land Area is depicted on the Land Areas Exhibit. A portion of the AG Land Area may be dedicated to the City (collectively, the “Dedication Land Area”) following the Closing for the Phase I Property. The approximate location of the proposed boundary line between the Dedication Land Area and the remainder of the Land (the “Dedication Property Line”) is shown on the Land Areas Exhibit, and the final location of the Dedication Property Line shall be determined pursuant to Section 2.6(a).

(c)          Land Phases. The Land will be divided into the Phase I Land, the Phase II Land and the Phase III Land in accordance with the terms and conditions of this Agreement.

(1)         “Phase I Land” means the portion of the Land to be determined and described in accordance with Section 2.3(a). Purchaser intends to construct the Phase I Project on the Phase I Land.

(2)         “Phase II Land” means the portion of the Land to be determined and described in accordance with Section 2.3(b). Purchaser intends to construct the Phase II Project on the Phase II Land.

(3)         “Phase III Land” means the portion of the Land to be determined and described in accordance with Section 2.3(b). Purchaser intends to construct the Phase III Project on the Phase III Land.

(d)          Development Parcels. The “Development Parcels” means, collectively, the Phase I Development Parcel and the Phase II & III Development Parcel.

(1)         “Phase I Development Parcel” means the portion of the Phase I Land to be determined and described in accordance with Section 2.6(a), subject to the following general criteria: The Phase I Development Parcel shall (A) be comprised of at least 10 acres; (B) be located entirely within the Phase I Land; (C) be located entirely within the PD Land Area; and (D) have boundaries in the approximate locations depicted on the Land Areas Exhibit.

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(2)         “Phase II & III Development Parcel” means the portion of the Land (excluding the Phase I Land) to be determined and described in accordance with Section 2.6(a), subject to the following general criteria: The Phase II & III Development Parcel shall (A) be comprised of at least 26.4 acres; (B) be located entirely within the PD Land Area; and (C) have boundaries in the approximate locations depicted on the Land Areas Exhibit.

(e)          Flood Plain Improvements. As of the Agreement Date, most of Tract 1 and all of Tract 2 and Tract 3 are located within a special flood hazard area (as that phrase is defined in 49 CFR Part 59, an “SFHA”) designated on the Flood Insurance Rate Map (the “FIRM”) promulgated by the Federal Emergency Management Agency (“FEMA”) and applicable to the Property. “Flood Plain Improvements” means all work and materials required to place fill, construct ponds and graded floodplain storage shelves, and perform related grading and other work necessary to cause the Development Parcels to be removed from the SFHA and cause FPI Final Approval to occur. “FPI Final Approval” means, collectively, (i) the approval of the completed Flood Plain Improvements by all applicable federal, state and local governmental agencies, (ii) the issuance by FEMA of a letter of map revision for the FIRM demonstrating that no portion of the Development Parcels is, and no improvements constructed on the Development Parcels will be, within an SFHA (the “LOMR”), (iii) any restrictions, obligations or conditions imposed on the Property or the owner of the Property by any governmental agency, in connection with the approval of the Flood Plain Improvements or the issuance of the LOMR, has been approved in writing by Purchaser, which approval shall not be unreasonably withheld and (provided Purchaser includes with its request for approval a statement in BOLDFACE TYPE AND ALL CAPITAL LETTERS that Purchaser’s approval shall be deemed given if Purchaser does not deliver written objections to Seller within five (5) business days after Purchaser’s receipt of written request for approval) shall be deemed given if Purchaser does not deliver written objections to any request for approval within five (5) Business Days after Purchaser’s receipt of written request for approval, together with copies of all documents that describe or impose the restrictions, obligations or conditions, and (iv) that all appeal periods with respect to the approvals under clause (i) and the issuance of the LOMR under clause (ii) have expired without any appeal having been filed or, if filed, the appeal has been resolved to the reasonable satisfaction of Purchaser. Seller acknowledges that the completion of the construction of the Flood Plain Improvements and achieving FPI Final Approval by Seller in accordance with this Agreement is a material covenant and a material part of the consideration to Purchaser under this Agreement.

ARTICLE 2. INSPECTION AND DEVELOPMENT APPROVALS

2.1          Seller’s Delivery of Specified Documents. Within five Business Days after the Agreement Date, Seller shall provide to Purchaser the following information with respect to the Property (the “Property Information”) to the extent in Seller’s possession or control: (i) the latest property tax bills and value renditions from all taxing authorities; (ii) any environmental reports and a schedule listing any such reports; (iii) all existing plans, specifications, permits, approvals (and any applications for permits or approvals), maps and surveys (including, without limitation, archaeological, boundary, topographic and tree surveys); (iv) any subdivision reports; (v) any existing title report, commitment or policy, together with copies of any covenants, conditions, restrictions and other exceptions to title; (vi) any soils and engineering reports; (vii) any written notices, reports, citations, orders, decisions, correspondence, or memoranda from any governmental authority (including, but not limited to, copies of any zoning letters); (viii) all agreements with or applications to, and responses and decisions from, any governmental authority with respect to any zoning modification, variance, exception, platting or other matter relating to the zoning, use, development, subdivision or platting of the Property; (ix) copies of all agreements, studies, reports, correspondence and other documents relating to the presence or absence of any endangered species or environmentally sensitive areas on the Property; (x) any pleadings, judgments, court orders and settlement agreements relating to or resulting from legal proceedings affecting the Property; and (xi) any leases, contracts or agreements relating to the Property or services being provided or to be provided to the Property, including, without limitation, any agreements with electric, cable, gas, telephone or other utility providers. Seller shall provide to Purchaser any documents described above and coming into Seller’s possession or control or produced by Seller after the initial delivery above and shall continue to provide same during the pendency of this Agreement.

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2.2          Due Diligence.

(a)          Purchaser shall have through the last day of the Due Diligence Period in which to examine, inspect, and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser, whether Purchaser is prepared to make an investment in the Property, and for Purchaser to obtain all necessary internal approvals.

(b)          If Purchaser, in Purchaser’s sole and absolute judgment and discretion, determines that the Property is acceptable to Purchaser, Purchaser may deliver a written notice to Seller and Escrow Agent (a “Due Diligence Approval Notice”) on or before the last day of the Due Diligence Period. If Purchaser so delivers a Due Diligence Approval Notice to Seller and Escrow Agent, Purchaser shall deposit the Second Deposit with the Escrow Agent in accordance with Section 1.4. If Purchaser so delivers a Due Diligence Approval Notice to Seller and Escrow Agent in accordance with this Section 2.2(b) and deposits the Second Deposit with Escrow Agent in accordance with Section 1.4, Purchaser and Seller shall proceed to Closing in accordance with and subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement by giving notice of termination (a “Due Diligence Termination Notice”) to Seller on or before the last day of the Due Diligence Period. If Purchaser fails to deposit the Second Deposit with Escrow Agent in accordance with Section 1.4 or fails to deliver either a Due Diligence Approval Notice or a Due Diligence Termination Notice to Seller and Escrow Holder, Purchaser shall be deemed to have delivered a Due Diligence Termination Notice on the last day of the Due Diligence Period and Purchaser shall be deemed to have terminated this Agreement effective as of the expiration of the Due Diligence Period.

(c)          Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property during the pendency of this Agreement for the purpose of conducting surveys, engineering, geotechnical, and environmental inspections and tests (including intrusive inspection and sampling), and any other inspections, studies, or tests reasonably required by Purchaser. In the course of its investigations Purchaser may make inquiries to third parties including, without limitation, lenders, contractors, and municipal, local, and other government officials and representatives, and Seller consents to such inquiries. Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims and liabilities asserted against Seller as a result of any such entry by Purchaser, its agents, employees, or representatives, excluding any claims or liabilities arising from Purchaser’s discovery of any condition relating to the Property. Further, Purchaser agrees that Purchaser shall carry commercial general liability insurance with limits of liability of not less than $1,000,000.00 per occurrence and $2,000,000.00 general aggregate covering all activities of Purchaser’s agents, contractors and representatives while exercising Purchaser’s right of entry upon the Property. Seller and Seller’s lender shall be named as additional insureds on such commercial general liability policy. Purchaser shall deliver the required certificate of insurance to Seller evidencing such coverage prior to the date that any agent or contractor of Purchaser first goes onto the Property. Purchaser shall deliver copies of all written reports, inspections, tests and studies it obtains regarding the Property to Seller within one Business Day after its receipt of same. Purchaser agrees to keep the contents and results of such reports, inspections, tests and studies confidential except that Purchaser may divulge same to (i) its potential lenders and investors, (ii) its consultants and attorneys, (iii) to the City if necessary in connection with obtaining the Development Approvals (defined below), and (iv) if required by law. If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed prior to any such inspection or test. Purchaser’s obligations under this Section 2.2(c) shall survive the Closings and any termination of this Agreement.

2.3          Land Phases.

(a)          Phase I Land. No later than 10 Business Days before the end of the Due Diligence Period, Purchaser shall deliver to Seller the proposed legal description for the Phase I Land. Within five Business Days after Purchaser delivers the proposed legal description for the Phase I Land, Seller shall review it and give written notice to Purchaser whether Seller approves it. Seller shall not unreasonably withhold its approval of the proposed legal description for the Phase I Land so long as it is substantially consistent with the Land Areas Exhibit.

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(b)          Phase II Land and Phase III Land. Not later than 90 days before the Outside Closing Date for the Phase II Property, as it may have been extended under Section 1.2(d), Purchaser shall deliver to Seller the proposed legal description for each of (i) the Phase II Land, (ii) the corresponding portion of the Phase II & III Development Parcel located within the Phase II Land (the “Phase II Development Parcel”), (iii) the Phase III Land, and (iv) the corresponding portion of the Phase II & III Development Parcel located within the Phase III Land (the “Phase III Development Parcel”). Within five Business Days after Purchaser delivers the proposed legal descriptions, Seller shall review them and give written notice to Purchaser whether Seller approves them. Seller shall not unreasonably withhold its approval of the proposed legal descriptions so long as they are substantially consistent with the Land Areas Exhibit.

2.4          Development Approvals.

(a)          Purchaser’s Right to Obtain. Purchaser shall have the right to apply for and obtain from all applicable private and governmental authorities final zoning, site plan and all other applicable development approvals, permits and licenses (excluding only platting and a building permit) (collectively, the “Development Approvals”) required in connection with the development and construction of the Proposed Project. Purchaser’s efforts to obtain the Development Approvals shall be at its sole cost and expense (including the posting of any fiscal requirements). Development Approvals shall include, without limitation, a Concept Plan (as defined in the City Code of Ordinances) for the entire Proposed Project, a Detail Plan (as defined in the City Code of Ordinances) for the Proposed Project for each Phase, and any approvals required under any declaration of covenants, conditions and restrictions or any other private agreement affecting the Proposed Project for each Phase. Purchaser shall submit to the City its proposed Concept Plan for the entire Proposed Project and the Property within 30 days after the end of the Due Diligence Period. Purchaser shall not be obligated to close the transaction for each Phase unless Final Approval of the Development Approvals (defined below) has occurred with respect to all Development Approvals required for the Proposed Project for the respective Phase. By way of example, Development Approvals required for the Phase I Project includes, among other things, a Concept Plan for the entire Proposed Project and a Detail Plan for the Phase I Project. “Final Approval of the Development Approvals” means that the Development Approvals must be without conditions or restrictions (including the payment of assessments or the posting of security) that are unacceptable to Purchaser, as determined by Purchaser in its reasonable discretion, and that all appeal periods with respect to the Development Approvals shall have expired without any appeal having been filed or, if filed, such appeal shall have been resolved to the reasonable satisfaction of Purchaser.

(b)          Seller’s Cooperation. Seller agrees to cooperate fully with Purchaser, without expense to Seller, to enable Purchaser to apply for and obtain all Development Approvals. Seller shall execute all documents required for the development approval process including the appointment of Purchaser as its agent or nominee to obtain any Development Approvals. Seller shall appear at public hearings, city staff meetings, or other meetings related to the approval of Purchaser’s application(s) as may be reasonably requested by Purchaser. Seller agrees to execute such plats, including any necessary lot splits, as may be required whereby each Phase shall be a “legal lot” under all applicable ordinances, laws, and regulations, and Seller shall provide easements over adjacent tracts of land owned by Seller (to be recorded at the appropriate Closing), in form and substance reasonably satisfactory to Purchaser, for access and utilities as may be required in connection with the Development Approvals and as required by utility companies or any governmental authorities with respect to the Proposed Project. Such plats and dedications shall be made and granted by Seller at such time as is required by the applicable governmental authority. The Property description and Survey shall be revised to take into account de minimis changes to the Property boundaries requested by Purchaser that are necessary to permit the development of the Proposed Project.

(c)          Purchase Price Adjustment.

(1)         Phase I Purchase Price. If, pursuant to Final Approval of the Development Approvals for the Phase I Project, the Phase I Project may be comprised of more than 300 apartment units, the Phase I Purchase Price shall be increased by an amount equal to the product of (A) the number of apartment units so approved for the Phase I Project minus 300, times (B) $13,250.

(2)         Phase II Purchase Price. If, pursuant to Final Approval of the Development Approvals for the Phase II Project, the Phase II Project may be comprised of more than 350 apartment units, the Phase II Purchase Price shall be increased by an amount equal to the product of (A) the number of apartment units so approved for the Phase II Project minus 350, times (B) $14,500.

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(3)         Phase III Purchase Price. If, pursuant to Final Approval of the Development Approvals for the Phase III Project, the Phase III Project may be comprised of more than 375 apartment units, the Phase III Purchase Price shall be increased by an amount equal to the product of (A) the number of apartment units so approved for the Phase III Project minus 375, times (B) $16,000.

(d)          Termination Right. Purchaser shall use its commercially reasonable and diligent efforts to obtain the Development Approvals for the Phase I Project. If Purchaser determines at any time that, in spite of the use of its commercially reasonable and diligent efforts, it has been or will be unable to obtain Final Approval of the Development Approvals for a Phase by the Outside Closing Date for the respective Phase, then Purchaser may, by delivering written notice to Seller at least 30 days before the applicable Outside Closing Date, (i) terminate this Agreement (such notice is a “Development Approvals Termination Notice”); or (ii) waive the condition for Final Approval of the Development Approvals for the respective Phase and proceed with the Closing for the respective Phase on such date to which the parties may mutually agree, but in any event, no later than the Outside Closing Date for the respective Phase, as it may have been extended under Section 1.2. In the event Purchaser delivers the Development Approvals Termination Notice in compliance with this Section 2.4(d), Seller shall retain the Phase II Option Payment and Phase III Option Payment if such payments were made by Purchaser.

2.5          Seller Subdivision and Dedication Responsibilities.

(a)          Seller Subdivision for the Phase I Property. Before the Closing for the Phase I Property, Seller shall, at its cost and expense, use its commercially reasonable and diligent efforts to obtain approval for any subdivision of the Property required (A) in order for Seller to legally convey to Purchaser, in accordance with state and local subdivision laws and regulations, the Phase I Property at the Closing for the Phase I Property, and (B) to satisfy the requirements of the City or other governmental agencies in connection with the dedication of the Dedication Land Area.

(b)          Seller Subdivision for Subsequent Phases. Before the Closing for, respectively, the Phase II Property and the Phase III Property, Seller shall, at its cost and expense, use its commercially reasonable and diligent efforts to obtain approval for any subdivision required in order for (A) Seller to legally convey to Purchaser, in accordance with state and local subdivision laws and regulations, the Phase II Property at the Closing for the Phase II Property, and (B) Seller to legally convey to Purchaser, in accordance with state and local subdivision laws and regulations, the Phase III Property at the Closing for the Phase III Property.

(c)          Seller Subdivision Defined. “Seller Subdivision” means any subdivision of the Property required under Section 2.5(a) or 2.5(b). Seller shall be responsible for all obligations (including, without limitation, the posting of any fiscal requirements, the construction of any improvements and the dedication of any real property or improvements or the payment of any fees in lieu of dedication) imposed as a condition of approval of any Seller Subdivision by any governmental agency. Any Seller Subdivision, and any restrictions, obligations or conditions imposed by any Seller Subdivision on the Property or the owner of the Property, shall be subject to Purchaser’s prior written approval, which approval shall not be unreasonably withheld and (provided Purchaser includes with its request for approval a statement IN BOLDFACE TYPE AND ALL CAPITAL LETTERS that Purchaser’s approval shall be deemed given if Purchaser does not deliver written objections to Seller within five (5) business days after Purchaser’s receipt of written request for approval) shall be deemed given if Purchaser does not deliver written objections to any request for approval within five (5) Business Days after Purchaser’s receipt of written request for approval, together with copies of all documents that describe or impose the restrictions, obligations or conditions.

(d)          Dedication Land Area. During the pendency of this Agreement, Seller and Purchaser shall agree in writing regarding the timing of the dedication of the Dedication Land Area and the terms upon which either Seller and/or Purchaser, as applicable, may dedicate the Dedication Land Area to the City or other governmental agencies. The parties contemplate that no earlier than the Closing for the Phase I Property and no later than the Closing for the Phase II Property, Seller and/or Purchaser may dedicate the Dedication Land Area to the City or such other governmental agencies as Seller and Purchaser have agreed upon. In the event of a dedication, the party dedicating the Dedication Land Area shall be responsible for all obligations (including, without limitation, the posting of any fiscal requirements, the construction of any improvements and the dedication of any other property or improvements or the payment of any fees) imposed as a condition of approval of the City’s acceptance of that portion of the Dedication Land Area owned by such party. Any restrictions, obligations or conditions imposed in connection with the dedication of the Dedication Land Area on the Property (other than the Dedication Land Area) or on the owner of the Property (other than the Dedication Land Area), shall be subject to Purchaser’s prior written approval, which approval shall not be unreasonably withheld and (provided Purchaser includes with its request for approval a statement IN BOLDFACE TYPE AND ALL CAPITAL LETTERS that Purchaser’s approval shall be deemed given if Purchaser does not deliver written objections to Seller within five (5) business days after Purchaser’s receipt of written request for approval) shall be deemed given if Purchaser does not deliver written objections to any request for approval within five (5) Business Days after Purchaser’s receipt of written request for approval.

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(e)          Survival. The parties’ obligations under this Section 2.5 shall survive the Closings.

2.6          FPI Pre-Construction Matters.

(a)          FPI Pre-Construction Package. Within 30 days after the Agreement Date, Seller shall deliver to Purchaser the following items (collectively, the “FPI Pre-Construction Package”) for Purchaser’s review and approval: (i) the proposed final engineering drawings and specifications for all Flood Plain Improvements (once approved by Purchaser under this Section 2.6(a), the “Plans and Specifications”); (ii) an estimate of the costs to construct all Flood Plain Improvements (once approved by Purchaser under this Section 2.6(a), the “FPI Construction Estimate”); (iii) the preliminary construction schedule for construction of the Flood Plain Improvements; (iv) the name of the contractor that Seller proposes to engage to construct the Flood Plain Improvements (once approved by Purchaser under this Section 2.6(a), the “FPI Contractor”); (v) a copy of the proposed construction contract between Seller and the FPI Contractor for the construction of all FPI Improvements (once approved by Purchaser under this Section 2.6(a), the “FPI Construction Contract”) conforming to the requirements of Section 2.6(b); (vi) the names of the surveyor, engineer and other consultants (each, once approved by Purchaser under this Section 2.6(a), an “FPI Consultant”) that Seller proposes to engage to administer and monitor the construction of the Flood Plain Improvements, prepare and process the LOMR Request and obtain the FPI Final Approval; (vii) a copy of the proposed contract between Seller and each FPI Consultant (each, once approved by Purchaser under this Section 2.6(a), an “FPI Consultant Contract”) conforming to the requirements of Section 2.6(c); (viii) an estimate of total costs to administer and monitor the construction of the Flood Plain Improvements, prepare and process the LOMR Request and obtain FPI Final Approval (once approved by Purchaser under this Section 2.6(a), the “FPI Administration Estimate”); and (ix) a list of all permits from applicable federal, state and local governmental agencies necessary to construct the Flood Plain Improvements (the “FPI Permits”). Within 21 days after Seller delivers the complete FPI Pre-Construction Package to Purchaser, Purchaser shall review, and give written notice to Seller whether Purchaser approves, each item of the FPI Pre-Construction Package. Purchaser shall not unreasonably withhold its approval of each item of the FPI Pre-Construction Package, and Purchaser’s approval shall be deemed given unless Purchaser delivers its written objections within such 21-day period. Purchaser’s approval of any item of the FPI Pre-Construction Package shall not constitute Purchaser’s endorsement of the completeness or adequacy of the item and, notwithstanding Purchaser’s approval of any item of the FPI Pre-Construction Package, Seller shall remain responsible for constructing the Flood Plain Improvements and obtaining FPI Final Approval in accordance with this Agreement.

(b)          FPI Construction Contract. The FPI Construction Contract shall provide that:

(1)         The FPI Contractor shall (A) construct all Flood Plain Improvements for a fixed lump sum or guaranteed maximum price; (B) construct the Flood Plain Improvements in accordance with the Plans and Specifications and all applicable laws and regulations; (C) engage one or more independent third- party testing agencies to perform soils compaction sampling and testing at intervals in the work specified in the FPI Construction Contract and such other sampling and testing consistent with the materials and work comprising the Flood Plain Improvements; (D) maintain, and cause its subcontractors to maintain, commercial liability insurance, workers compensation insurance, builder’s risk insurance and other insurance, all with such coverages, minimum limits and maximum deductibles that Seller and Purchaser shall reasonably require and naming Seller and Purchaser as additional insureds; (E) give written notice to Purchaser of any default by Seller the FPI Construction Contract at the same time that notice of the default is given to Seller; (F) indemnify and hold harmless Purchaser for all claims and liabilities arising in connection with the construction of the Flood Plain Improvements; (G) provide, and cause its subcontractors to provide, for the benefit of, and in form and substance acceptable to, Seller and Purchaser lien waivers in connection with each progress payment and final, unconditional lien waivers upon final payment; (H) remove any lien for labor and materials filed against any portion of the Property so long as the FPI Contractor has been paid (less any applicable retainage) for such labor and materials; (I) provide, and cause its subcontractors to provide, for the benefit of, and in form and substance reasonably acceptable to, Seller and Purchaser warranties for a period of one year after FPI Final Approval that the Flood Plain Improvements and all labor and materials incorporated into the Flood Plain Improvements will be free from defects and that the Flood Plain Improvements will conform with the requirements of the Plans and Specifications and all applicable federal, state and local laws and regulations; and (J) if, within the period ending one year after FPI Final Approval, any of the Flood Plain Improvements are found to be not in accordance with the requirements of the Plans and Specifications and all applicable federal, state and local laws and regulations, correct them promptly after receipt of written notice from Seller or Purchaser to do so.

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(2)         Seller may assign the FPI Construction Contract to Purchaser; and

(c)          FPI Consultant Contract. Each FPI Consultant Contract shall provide that:

(1)         Purchaser shall be named as (A) a third-party beneficiary of the FPI Consultant Contract; (B) a reliance party under any report prepared by the FPI Consultant with respect to the Flood Plain Improvements; (C) a beneficiary of any certification given by the FPI Consultant under the FPI Consultant Contract or otherwise with respect to the Flood Plain Improvements;

(2)         Purchaser shall have the right to use and rely on any surveys, drawings, specifications, or other instruments of service prepared by any FPI Consultant; and

(3)         Seller may assign the FPI Consultant Contract to Purchaser.

(d)          FPI Costs Estimate. No later than 10 days before the Closing for the Phase I Property, Seller shall deliver to Purchaser an updated FPI Construction Estimate and an updated FPI Administration Estimate. The sum of the updated FPI Construction Estimate plus the updated FPI Administration Estimate (the “FPI Costs Estimate”) shall not be less than the sum of the fixed lump sum or guaranteed maximum price payable to the FPI Contractor under the FPI Construction Contract, as executed by Seller and the FPI Contractor, plus all amounts reasonably estimated to be paid to the FPI Consultants under the FPI Consultant Agreements. The “FPI Escrow Amount” shall equal 115% of the FPI Costs Estimate. At the Closing for the Phase I Property, Purchaser shall deposit a portion of the Phase I Purchase Price equal to the FPI Escrow Amount with the Escrow Agent to be held in the FPI Escrow Account and, upon deposit of the FPI Escrow Amount together with the delivery of the balance of the Phase I Purchase Price in accordance with this Agreement, Purchaser shall be deemed to have satisfied its obligation to deliver Phase I Purchase Price in accordance with this Agreement. Escrow Agent shall deposit the FPI Escrow Amount into an escrow account to be held by Escrow Agent in accordance with the FPI Escrow Agreement (the “FPI Escrow Account”). No later than 45 days after the Agreement Date, Seller shall deliver to Purchaser for its approval a draft of the proposed form of the FPI Escrow Agreement. The parties shall mutually and in good faith agree on the form of the FPI Escrow Agreement prior to the end of the Due Diligence Period.

(e)          Requirements for Closing for Phase I Property. Before the Closing for the Phase I Property, Seller shall (i) obtain all FPI Permits; (ii) enter into the FPI Construction Contract with the FPI Contractor and deliver to Purchaser a copy of the fully-executed FPI Construction Contract; and (iii) enter into an FPI Consultant Contract with each FPI Consultant and deliver to Purchaser a copy of each fully-executed FPI Consultant Contract.

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2.7          Construction of Flood Plain Improvements and FPI Final Approval.

(a)          General Requirements. Seller, at its cost and expense, shall cause the construction of the Flood Plain Improvements to begin within seven days after the Closing for the Phase I Property and to be completed within 90 days after the Closing for the Phase I Property (the “FPI Completion Date”). Seller shall cause the construction of the Flood Plain Improvements to be performed in accordance with the Plans and Specifications, the FPI Construction Contract, the terms and conditions of the FPI Permits and all applicable federal, state and local laws and regulations. Seller shall not amend, revise, issue any modifications or change orders to or waive any conditions or requirements under any of the Plans and Specifications, the FPI Permits, the FPI Construction Contract or any FPI Consultant Contract without Purchaser’s prior written consent, which consent shall not be unreasonably withheld and (provided Purchaser includes with its request for consent a statement IN BOLDFACE TYPE AND ALL CAPITAL LETTERS that Purchaser’s consent shall be deemed given if Purchaser does not deliver written objections to Seller within five (5) business days after Purchaser’s receipt of written request for consent) which shall be deemed given if Purchaser fails to deliver its written objections to same within five Business Days after receipt of a written request for consent, together with copies of all documents that describe the modification or change order or the condition or requirement to be waived. If the Flood Plain Improvements are not completed in accordance with this Section 2.7(a) by the FPI Completion Date, then, in addition to any other remedy Purchaser has under this Agreement, the Outside Closing Date for the Phase II Property and the Outside Closing Date for the Phase III Property shall be extended automatically by one day for each day after the FPI Completion Date until the Flood Plain Improvements are completed in accordance with this Section 2.7(a).

(b)          FPI Escrow Account. In accordance with the terms and conditions of the FPI Escrow Agreement, Seller may withdraw funds from the FPI Escrow Account for costs relating to the construction of the Flood Plain Improvements and obtaining FPI Final Approval that are payable to the FPI Contractor in accordance with the FPI Construction Contract or to each FPI Consultant in accordance with its FPI Consultant Contract. Provided Seller complies with the previous sentence, Escrow Agent shall disburse funds from the FPI Escrow Agreement directly to Seller within two Business Days after Seller delivers written request for such funds to Escrow Agent and Purchaser, with no confirmation required from Purchaser. So long as the FPI Escrow Amount is funded at the Closing for the Phase I Property, Seller’s obligation to construct the Flood Plain Improvements and obtain FPI Final Approval at its cost and expense shall not be conditioned on the amount or adequacy of funds available in the FPI Escrow Account.

(c)          LOMR Request. Within 100 days after the Closing for the Phase I Property, Seller shall prepare a formal request for the LOMR that complies with all applicable FEMA requirements, includes all documents and approvals required under applicable FEMA requirements and demonstrates satisfaction of all known conditions, required to be satisfied by the requestor, for the issuance of the LOMR (collectively, the “LOMR Request”).

(d)          FPI Final Approval. Seller shall have achieved FPI Final Approval within 180 days after the Closing for the Phase I Property (the “FPI Final Approval Date”). If FPI Final Approval does not occur by the FPI Final Approval Date, then, in addition to any other remedy Purchaser has under this Agreement, the Outside Closing Date for the Phase II Property and the Outside Closing Date for the Phase III Property shall be extended automatically by one day for each day after the FPI Final Approval Date until FPI Final Approval occurs.

(e)          Seller’s Obligations under Contracts. Seller shall perform all of its obligations under the FPI Permits, the FPI Construction Contract, and each FPI Consultant Agreement.

(f)          Seller’s Delivery of Documents. Within one Business Day after Seller produces or receives each of the following items, Seller shall deliver, or shall cause to be delivered, to Purchaser a copy of: (i) each sampling or testing report prepared in connection with sampling and testing required under the FPI Construction Contract; (ii) each inspection report created by the FPI Consultants or received from any governmental agency with respect to the Flood Plain Improvements; (iii) each payment request made by the FPI Contractor under the FPI Construction Contract; (iv) evidence of each payment made and the amount of each payment made to the FPI Contractor under the FPI Construction Contract; (v) each lien waiver provided under the FPI Construction Contract; (vi) any proposed change order to the FPI Construction Contract; (vii) each notice, order, demand or written communication received from any governmental agency with respect to the Flood Plain Improvements; and (viii) each certification given by any FPI Consultant with respect to the Flood Plain Improvements or the LOMR Request.

(g)          Liens. Within one Business Day after Seller receives any notice of lien or lien against the Property in connection with the Flood Plain Improvements, Seller shall give written notice, together with a copy, of the notice or lien to Purchaser. Seller shall bond off or otherwise discharge any lien filed against the Property within 45 days after receiving notice of the lien.

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(h)          Seller’s Indemnification. To the fullest extent permitted by law, Seller shall indemnify, reimburse, hold harmless, and defend Purchaser and its lender, Purchaser’s members, partners, managers, project and/or development manager, the Architect, Architect's consultants, and all of their agents, employees, consultants, parent subsidiaries or affiliated companies, successors and assigns from and against claims, damages, losses and expenses, including, but not limited to, reasonable attorneys' fees, arising out of or resulting from any personal injury or death related to the construction of the Flood Plain Improvements, but only to the extent caused in whole or in part by negligent acts or omissions of Seller, the FPI Contractor, any FPI Consultant, or any subcontractor, material or equipment supplier, or anyone directly or indirectly employed by any of them or anyone for whose acts they may be liable, regardless of whether such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Section 2.7(h). Seller shall indemnify, hold harmless (including reasonable attorneys’ fees and legal expenses) and defend Purchaser and Purchaser's lenders, if any, from and against any assertion of lien claims by the FPI Contractor, any FPI Consultant, or any subcontractor, material or equipment supplier and against any assertion of security interests by suppliers of goods or materials in connection with the Flood Plain Improvements.

(i)          Intentionally Deleted.

(j)          FPI Collateral Assignment. Except as provided in this Section 2.7(j), Seller shall not assign or otherwise transfer or grant any security interest in any of the FPI Permits, the FPI Construction Contract, each FPI Consultant Agreement, or Seller’s interest in the FPI Escrow Agreement, the FPI Escrow Account or the FPI Escrow Amount. At the Closing for the Phase I Property, Seller shall execute and deliver to Escrow Agent an assignment (the “FPI Collateral Assignment”), conditionally assigning to Purchaser the FPI Permits, the FPI Construction Contract, each FPI Consultant Agreement, and Seller’s interest in the FPI Escrow Agreement and the FPI Escrow Amount. Purchaser shall deliver a proposed form of FPI Collateral Assignment to Seller for its reasonable review and approval within 45 days after the Agreement Date and the parties shall mutually and in good faith agree upon the form of the FPI Collateral Assignment prior to the end of the Due Diligence Period. Escrow Agent shall hold the FPI Collateral Assignment under the terms and conditions of the FPI Escrow Agreement. If, after the Closing for the Phase I Property, Seller is in default under any of its obligations regarding the construction and completion of the Flood Plain Improvements, the LOMR Request or FPI Final Approval, and Seller fails to cure the default within 30 days after Purchaser gives Seller written notice of the default, Purchaser, in addition to any other remedy Purchaser may have for the default, may give written notice to Seller and Escrow Agent that Purchaser elects to accept the FPI Collateral Assignment. Upon Purchaser’s delivery of such notice, Escrow Agent shall promptly deliver the FPI Collateral Assignment to Purchaser and the FPI Collateral Assignment shall be deemed effective.

(k)          Survival. The parties’ obligations under this Section 2.7 shall survive the Closings.

2.8          Adverse Conditions. As a condition to Purchaser’s obligation to close with respect to each Phase, there shall be no material change in any condition of or affecting the respective Phase not caused by Purchaser or its contractors, employees, affiliates or other related or similar parties, that has occurred after the Due Diligence Period including without limitation (i) any environmental contamination; (ii) access; (iii) the availability, adequacy or cost of or for all utilities (including without limitation, water, sanitary sewer, storm sewer, gas, electric, cable and any other utilities required to serve or service the Property) that will be necessary to serve the Proposed Project; or (iv) the imposition of any moratorium which would prohibit or delay the commencement of construction. It shall also be a condition to Purchaser’s obligation to close with respect to each Phase that there shall be no offsite obligations required in connection with the development of the Proposed Project and applicable water, sewer and impact fees charged by the applicable governmental authorities shall not have increased over the levels assessed as of the end of the Due Diligence Period.

ARTICLE 3. TITLE AND SURVEY REVIEW

3.1          Delivery of Title Commitment and Survey. Seller shall cause to be prepared within seven Business Days after the Agreement Date a current, effective commitment for title insurance for the Property (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment. Purchaser shall cause to be prepared and delivered to Seller and Title Company within 30 days after the Effective Date a current ALTA/ACSM survey of the Property (the “Survey”) including a certification addressed to Purchaser, Seller and Title Company.

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3.2          Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller shall cooperate with Purchaser in curing any objections Purchaser may have to title to the Property. Seller shall have no obligation to cure title objections except (a) liens or exceptions for delinquent property taxes and assessments and related penalties, (b) deeds of trust and mortgages, (c) mechanics’ liens, (d) other monetary liens, and (e) any exceptions or encumbrances to title which are created by, through or under Seller after the Agreement Date without the written consent of Purchaser, all of which shall be removed from title to the applicable Phase at or prior to the Closing Date for such Phase. Without limiting Seller’s obligations in the prior sentence or elsewhere in this Agreement or Purchaser’s remedies under Section 8.1, Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify exceptions or to delete or modify the conditions to obtaining any endorsement requested by Purchaser during the Due Diligence Period if such additions, modifications or deletions are not acceptable to Purchaser in its reasonable discretion and are not removed by the Closing Date for the applicable Phase. “Permitted Exceptions” means (i) the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment that Purchaser has failed to object to in writing as of the expiration of the Due Diligence Period and that Seller is not required to remove as provided above, and (ii) real estate taxes not yet due and payable. Subject to the preceding sentences of this Section 3.2, the failure of Purchaser to deliver a Due Diligence Termination Notice to Seller prior to the end of the Due Diligence Period shall be deemed Purchaser’s acceptance of all specific exceptions in the most recent version of the Title Commitment.

3.3          Delivery of Title Policy at Closing. At the Closing for each Phase, as a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser an ALTA (or other form required by state law) Owner’s Policy of Title Insurance (“Title Policy”) for the respective Phase issued by the Title Company with ALTA General Exceptions 1 through 5 deleted (or corresponding deletions or endorsements if the Property is located in a non- ALTA state), containing the Purchaser’s Endorsements, dated the date and time of the recording of the Deed for the respective Phase in the amount of the Purchase Price for the respective Phase, insuring Purchaser as owner of good and indefeasible fee simple title to the respective Phase, subject only to the Permitted Exceptions applicable to the respective Phase. “Purchaser’s Endorsements” means, to the extent such endorsements are available under the laws of the state in which the Property is located: (a) owner’s comprehensive; (b) access; (c) survey (accuracy of survey); (d) location (survey legal matches title legal); (e) separate tax lot; (f) legal lot; (g) zoning 3.0; and (h) such other endorsements as Purchaser may require based on its review of the Title Commitment and Survey. Seller shall execute at Closing for each Phase an affidavit on the Title Company’s standard form so that the Title Company can delete or modify the standard printed exceptions as to parties in possession, unrecorded liens, and similar matters and, if required to issue the Title Policy at Closing for the respective Phase, the customary gap indemnity. The Title Policy may be delivered after the Closing for the respective Phase if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date for the respective Phase.

3.4          Title and Survey Costs. The standard premium for the Title Policy, including any search and examination fees, shall be paid by Seller. Purchaser shall pay for any additional premium for any Purchaser’s Endorsements it requires.

ARTICLE 4. OPERATIONS AND RISK OF LOSS

4.1          Performance under Contracts. During the pendency of this Agreement, Seller shall perform its material obligations under agreements that affect the Property.

4.2          New Contracts. During the pendency of this Agreement, Seller shall not enter into any lease or contract that will be an obligation affecting the Property after the Closing without Purchaser’s prior written consent.

4.3          Intentionally Deleted.

4.4          Seller’s Obligations. Other than the obligations of Seller expressly assumed by Purchaser, Seller, subject to the terms and conditions of this Agreement, covenants that it shall pay and discharge any and all liabilities of each and every kind arising out of or by virtue of the conduct of its business before and as of the Closing Date for each Phase on or related to the respective Phase. The provisions of this Section 4.4 shall survive the Closings.

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4.5          Condemnation. By notice to Seller given within 10 days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any applicable governmental or other authority having the power of eminent domain, and if necessary the next Closing Date for a Phase shall be extended to give Purchaser the full 10-day period to make such election, Purchaser may: (i) terminate this Agreement with respect to any Phase for which Closing has not occurred and the Earnest Money (if the Closing for the Phase I Property has not occurred), the Phase II Option Payment (if the Closing for the Phase II Property has not occurred), and the Phase III Option Payment (if the Closing for the Phase III Property has not occurred) shall be immediately returned to Purchaser; or (ii) proceed under this Agreement, in which event Seller shall, at the next Closing for a Phase, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority with respect to such eminent domain proceedings.

ARTICLE 5. CLOSING

5.1          Closing. The consummation of the transaction contemplated in this Agreement for each Phase (each, a “Closing”) shall occur on the Closing Date for the respective Phase at the offices of the Escrow Agent. Closing shall occur through an escrow with the Escrow Agent. The balance of the Purchase Price for the respective Phase, plus or minus prorations, shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all Closing conditions and deliveries for the respective Phase, the parties shall direct the Escrow Agent to immediately record and deliver the Closing documents for the respective Phase to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. With respect to each Phase, the Escrow Agent and the Title Company shall agree in writing with Purchaser that (a) recordation of the Deed for the respective Phase constitutes the Escrow Agent’s representation that it is holding the Closing documents, Closing funds and Closing statement for the respective Phase and is prepared and irrevocably committed to disburse the Closing funds in accordance with the Closing statement for the respective Phase and (b) upon the Escrow Agent’s release of funds to Seller for the respective Phase, the Title Company shall be irrevocably committed to issue the Title Policy for the respective Phase in accordance with this Agreement.

5.2          Conditions to the Parties’ Obligations to Close.

(a)          In addition to all other conditions set forth in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated under this Agreement for each Phase shall be conditioned on the following:

(1)         The other party’s representations and warranties contained in this Agreement shall be true and correct as of the Agreement Date and the Closing Date. For purposes of this Section 5.2(a)(1), if a representation is made to knowledge, but the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation, such event shall constitute a failure of this condition only, and not a default by the party making such representation;

(2)         As of the Closing Date for the respective Phase, the other party shall have performed its obligations under this Agreement and all deliveries to be made at Closing have been tendered;

(3)         There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party or the Property that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement; and

(4)         There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated under this Agreement.

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(b)          In addition to all other conditions set forth in this Agreement, the obligation of Purchaser to consummate the transactions contemplated under this Agreement for each Phase shall also be conditioned on the following:

(1)         There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the Property that would materially and adversely affect the Property, the operation of the Property or Purchaser’s Proposed Project;

(2)         There shall exist no pending or threatened review or appeal of, and there shall exist no right to review or appeal, the Development Approvals by any governmental authority or person other than Purchaser;

(3)         There shall exist no pending or threatened moratorium on development or other governmental or quasi-governmental action which could prohibit or delay Purchaser’s development of the Proposed Project;

(4)         The availability of all utilities (including without limitation, water, sanitary sewer, storm sewer, gas, electric, cable and any other utilities) to serve or service the Proposed Project shall not have materially changed since the expiration of the Due Diligence Period;

(5)         There shall exist no new special assessments, or any additional amounts for special assessments currently assessed, that are payable with respect to the Property other than any special assessments that existed as of the expiration of the Due Diligence Period; and

(6)         Final Approval of the Development Approvals has occurred with respect to all Development Approvals required for the respective Phase.

(c)          In addition to all other conditions set forth in this Agreement, the obligation of Purchaser to consummate the transactions contemplated under this Agreement for the Phase I Property shall also be conditioned on the following:

(1)         Seller and the FPI Contractor shall have entered into the FPI Construction Contract.

(2)         Seller and each FPI Consultant shall have entered into an FPI Consultant Contract.

(3)         Purchaser shall have approved, and Seller shall have obtained approval for, any Seller Subdivision required under Section 2.5(a), and there shall exist no pending review or appeal of, and there shall exist no right to review or appeal, any such Seller Subdivision by any governmental authority or person.

(4)         Seller shall have obtained all FPI Permits.

(d)          In addition to all other conditions set forth in this Agreement, the obligation of Purchaser to consummate the transactions contemplated under this Agreement for each of the Phase II Property and the Phase III Property shall also be conditioned on the following:

(1)         Purchaser shall have given the Phase II Closing Notice (in the case of the Closing for the Phase II Property) or the Phase III Closing Notice (in the case of the Closing for the Phase III Property).

(2)         Seller shall have completed the construction of, and there shall be no uncured defects in, the Flood Plain Improvements.

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(3)         Seller shall have obtained FPI Final Approval.

(4)         Purchaser shall have approved, and Seller shall have obtained approval for, any Seller Subdivision required under Section 2.5(b), and there shall exist no right to review or appeal, any such Seller Subdivision by any governmental authority or person.

(e)          So long as a party is not in default under this Agreement, if any condition to that party’s obligation to proceed with the Closing for the respective Phase under this Agreement has not been satisfied as of the Closing Date for the respective Phase, the party may, in its sole discretion, elect to (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date for the respective Phase, (ii) extend the Closing for the respective Phase for a maximum of 30 days to allow for satisfaction of such condition, or (iii) consummate this transaction notwithstanding the non-satisfaction of such condition, in which event the party shall be deemed to have waived any such condition. If a party elects to close, notwithstanding that a condition to that party’s obligation to proceed with the Closing for the respective Phase has not been satisfied, the other party shall have no liability for breaches of representations and warranties of which the party electing to close had actual knowledge at the Closing for the respective Phase. Notwithstanding the foregoing, the failure of a condition due to the breach of a party shall not relieve the breaching party from any liability it would otherwise have under this Agreement.

5.3          Seller’s Deliveries in Escrow. On or prior to the Closing Date for each Phase, Seller shall deliver in escrow to the Escrow Agent the following:

(a)          Deed. A special warranty deed in form provided for under the law of Texas or otherwise in conformity with the custom in such jurisdiction and mutually satisfactory to the parties, executed by Seller, and acknowledged, conveying to Purchaser good and indefeasible fee simple title to the respective Phase, subject only to the Permitted Exceptions (the “Deed”).

(b)          Assignment of Intangible Property. Such assignments and other documents and certificates as Purchaser may reasonably require in order to fully and completely transfer and assign to Purchaser all of Seller’s right, title, and interest, in and to the Development Approvals, all documents and contracts related to the Development Approvals, and any other permits, rights under utility agreements and similar rights applicable to the Property.

(c)          Memorandum of Option. With respect to the Closing for the Phase I Property only, a counterpart of the Memorandum, executed by Seller and acknowledged.

(d)          FPI Escrow Agreement. With respect to the Closing for the Phase I Property only, a counterpart of the FPI Escrow Agreement, executed by Seller.

(e)          FPI Collateral Assignment. With respect to the Closing for the Phase I Property only, the FPI Collateral Assignment, executed by Seller.

(f)          Plat. If any plats or approvals required in connection with any Seller Subdivision or the Development Approvals are to be recorded at or immediately after the Closing, the final executed plat or approvals in form for recording according to applicable law.

(g)          State Law Disclosures. Such disclosures and reports, required by applicable state and local law in connection with the conveyance of real property.

(h)          FIRPTA. A Foreign Investment in Real Property Tax Act (“FIRPTA”) certificate of non-foreign status in the form attached to this Agreement as Exhibit C and executed by Seller. If Seller fails to provide the FIRPTA certification on the Closing Date, Purchaser may proceed with withholding provisions as provided by law.

(i)          Certificate of Representations and Warranties. A certificate executed by Seller, reaffirming and updating to the Closing Date the representations and warranties given by Seller under Section 7.1.

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(j)          CCRs. If the Phase is subject to a declaration of covenants, conditions and restrictions or similar instrument (“CCRs”) governing or affecting the use, operation, maintenance, management or improvement of such Phase, estoppel certificates, in form and substance reasonably satisfactory to Purchaser, from the declarant, association, committee, agent and/or other person or entity having governing or approval rights under the CCRs.

(k)          Authority. Evidence of the existence, organization, and authority of Seller and the authority of the person executing documents on behalf of Seller reasonably satisfactory to Purchaser, the Escrow Agent, and the Title Company.

(l)          Additional Documents. Any additional documents that Purchaser, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement for the respective Phase.

5.4           Purchaser’s Deliveries in Escrow. On or prior to the Closing Date for each Phase, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a)          Purchase Price. The Purchase Price for the respective Phase (with respect to the Closing for the Phase I Property, the Phase I Purchase Price, less the sum of the Earnest Money plus the FPI Escrow Amount), plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same day federal funds wired for credit into the Escrow Agent’s escrow account.

(b)          Memorandum of Option. With respect to the Closing for the Phase I Property only, a counterpart of the Memorandum, executed by Purchaser and acknowledged.

(c)          FPI Escrow Agreement. With respect to the Closing for the Phase I Property only, a counterpart of the FPI Escrow Agreement, executed by Purchaser.

(d)          FPI Deposit. With respect to the Closing for the Phase I Property only, the FPI Escrow Amount, as partial payment of the Phase I Purchase Price, for deposit into the FPI Escrow Account.

(e)          Option Payments. Phase II Option Payment and Phase III Option Payment.

(f)          State Law Disclosures. Such disclosures and reports required by applicable state and local law in connection with the conveyance of real property.

(g)          Additional Documents. Any additional documents that Seller, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement for the respective Phase.

5.5           Closing Statements. At Closing for each Phase, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements for the respective Phase consistent with this Agreement in form required by the Escrow Agent. If Seller and Purchaser cannot agree on the closing statements to be deposited as aforesaid because of a dispute over the prorations and adjustments set forth in the closing statements, the Closing nevertheless shall occur, and the amount in dispute shall be withheld from the Purchase Price and placed in an escrow with the Escrow Agent, to be paid out upon the joint direction of the parties or pursuant to court order upon resolution or other final determination of the dispute.

5.6           Title Policy. The Title Company shall deliver to Purchaser the Title Policy for the respective Phase pursuant to Section 3.3.

5.7           Possession. Seller shall deliver possession of each Phase to Purchaser at the Closing for the respective Phase subject only to the Permitted Exceptions applicable to the respective Phase.

5.8           Costs. Seller shall pay the cost of recording the Deed for the respective Phase and any other documents to be recorded in connection with the Closing for the respective Phase and all documentary, transfer, excise and similar taxes and fees for the respective Phase. The Escrow Agent’s fee shall be evenly divided between Purchaser and Seller.

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ARTICLE 6. PRORATIONS

6.1           Proration of Taxes and Assessments. At the Closing for each Phase, Purchaser shall receive a credit for any accrued but unpaid general real estate taxes and special assessments for the respective Phase (including without limitation any special assessments imposed by private covenant, “Taxes”) applicable to any period before the Closing Date for the respective Phase, even if such Taxes are not yet due and payable. If the amount of any Taxes has not been determined as of Closing for the respective Phase, such credit shall be based on 110 % of the most recent ascertainable Taxes and shall be reprorated upon issuance of the final tax bill. The provisions of this Section 6.1 shall survive each Closing.

As of the Agreement Date, each Phase is taxed as a portion of the Property. Seller shall pay when due all Taxes payable with respect to the Property (other than with respect to any Phase conveyed to Purchaser). Seller and Purchaser shall execute and deliver such documentation before and after Closing for each Phase as may be necessary to cause the respective Phase to be assessed as a separate parcel, which obligation shall survive the Closing for the respective Phase.

If any portion of a Phase has been designated or valued as agricultural, open space or other special category such that its sale or change of use would trigger the imposition of any “rollback” or “catch up” tax, Seller shall be responsible for any such taxes and interest on such taxes applicable to any period prior to Closing for the respective Phase, subject, however, to the last sentence of this paragraph. If the amount of Seller’s share of such taxes and interest can be definitively determined at the Closing, then the amount of such Seller obligation shall serve as a credit against the Purchase Price. If such amount cannot be absolutely determined, then at the Closing, Seller shall deposit into an escrow established by Seller and Purchaser 125% of the parties’ estimate of such obligation, or such greater amount as the Title Company may require in order to issue the Title Policy without exception for such taxes (if such exception can be deleted under applicable title insurance regulations). At such time as the actual liability of Seller is determined, the funds retained shall be applied to payment of such taxes and interest and any excess in such escrow account shall be paid to Seller. Notwithstanding the above, if additional funds are required to cover the rollback obligation, Purchaser shall be liable for such excess amount.

6.2           Sales, Transfer, and Documentary Taxes. Seller shall pay all sales, gross receipts, compensating, stamp, documentary, excise, transfer, deed or similar taxes and fees imposed in connection with the transaction for each Phase under applicable local or state law. The provisions of this Section 6.2 shall survive the Closing for the respective Phase.

6.3           Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If the transaction for a Phase is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, in the event of any claim for broker’s commissions, finder’s fees or similar compensation in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated under this Agreement, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of the indemnifying party. The provisions of this Section 6.3 shall survive the Closings or termination of this Agreement.

6.4           Other Expenses. Unless otherwise expressly agreed in writing between Seller and Purchaser, no other expense related to the ownership or operation of each Phase shall be charged to or paid or assumed by Purchaser, whether allocable to any period before or after the Closing for the respective Phase.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES

7.1           Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

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(a)          Authority. Seller is the sole owner of fee simple title to the Property. Seller has been duly organized and is validly existing as a Texas limited liability company, is in good standing in the state of its organization and is qualified to do business, and is in good standing, in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to authorize Seller to enter into this Agreement, consummate or cause to be consummated the sale of the Property and make or cause to be made transfers and assignments contemplated in this Agreement. The person(s) signing this Agreement on behalf of Seller are authorized to do so. This Agreement has been, and the documents to be executed by Seller pursuant to this Agreement will be, authorized and properly executed and does and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

(b)          Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(c)          Agreements with Governmental Authorities/Restrictions. Except as included in the Property Information delivered to Purchaser or as may be entered into by Purchaser in connection with Purchaser’s obtaining the Development Approvals, Seller has not entered into, and has no knowledge of, any agreement with or application to any governmental authority with respect to any zoning modification, variance, exception, platting or other matter. To Seller’s knowledge, neither Seller nor the Property is in violation or non-compliance with any restriction or covenant affecting the Property.

(d)          Condemnation. To Seller’s knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to the Property.

(e)          Property Rights. Except as disclosed in the Property Information, to Seller’s knowledge no person or entity holds any leasehold interest, easement or any other right to use or occupy the Property.

(f)          Notice of Special Assessments. Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, condemnations, impositions or increases in assessed valuations to be made against the Property by any governmental authority.

(g)          Zoning. To Seller’s knowledge, the PD Land Area of the Property is currently zoned Planned Development District (12-13) for Multi Family Uses, the AG Land Area of the Property is currently zoned Agriculture District (AG) and Seller has no knowledge of any pending or threatened zoning change, other than actions to be taken by Purchaser in connection with securing the Development Approvals.

(h)          Property Information. To Seller’s knowledge, the Property Information contains all material documents, files, written information, books and records in Seller’s possession or control and relating to the Property and the Property Information is true, correct and complete in all material respects.

(i)          Environmental. Seller has no knowledge of any violation of Environmental Laws (defined below) related to the Property or the presence or release of Hazardous Materials (defined below) on or from the Property except as disclosed in the Property Information. Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and Seller has not used the Property or any part of the Property for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Agreement Date together with their implementing regulations and guidelines as of the Agreement Date, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

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(j)          Withholding Obligation. Seller’s sale of the Property is not subject to any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

(k)          ERISA. Seller is not (i) an “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of section 4975 of the Internal Revenue Code of 1986 (the “Code”) or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan’s or plan’s investment in such entity.

(l)          Anti-Money Laundering Laws. To Seller’s actual knowledge, without any duty of investigation, Seller: (i) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (defined below); (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has not had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. The term “Anti-Money Laundering Laws” means all applicable laws, regulations and sanctions, state and federal, criminal and civil, that: (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.

As used in this Section 7.1, the term "to Seller's knowledge" or any other reference to the knowledge of Seller shall mean and apply to the knowledge of Tim Coltart ("Seller's Knowledge Individual"), without independent investigation or inquiry, and not to any other person. The designation of the party making the statements shall not be deemed to create personal liability for that person.

Except as expressly set forth in this Agreement and the documents executed and delivered by Seller at the Closing (the "Closing Documents"), Seller shall not have any liability to Purchaser, and Purchaser shall release Seller from any liability for, concerning, or regarding the nature and condition of the Property, including, without limitation, the suitability thereof for any activity or use. Except as expressly provided in this Agreement and the Closing Documents, Seller has not made, does not make, and expressly disclaims, any warranties, representations, covenants or guarantees, express or implied, or arising by operation of law, as to the merchantability, habitability, quantity, quality, or environmental condition of the Property or its suitability or fitness for any particular purpose or use. At each Closing, Purchaser agrees to accept the applicable Phase in its then present condition on an "AS-IS," "WHERE-IS" basis, except as expressly set forth in this Agreement and the Closing Documents. The provisions of this disclaimer and release shall expressly survive each Closing.

7.2           Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a)          Organization and Authority. Purchaser has been duly organized and is validly existing as a Delaware limited liability company and is in good standing in the State of Delaware. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to authorize Purchaser to enter into this Agreement, consummate or cause to be consummated the purchase of the Property. This Agreement and all of the documents to be delivered by Purchaser at the Closing have been and will be authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

(b)          Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or to Purchaser’s knowledge, threatened, against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c)          ERISA. Purchaser is not (i) an “employee benefit plan” (within the meaning of section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of section 4975 of the Code, or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan’s or plan’s investment in such entity.

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(d)          Compliance with International Trade Control Laws and OFAC Regulations. Purchaser (without reference to its constituent entities) is not now nor shall it be at any time prior to or at the Closing a Person named in any executive orders or lists published by OFAC as a Specially Designated National and Blocked Person.

7.3           Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the Agreement Date and are remade as of the Closing Date for each Phase and shall not be deemed to be merged into or waived by the instruments of Closing for the respective Phase, but, with respect to each Phase, shall survive the Closing for the respective Phase for a period of one year. Seller and Purchaser shall have the right to bring an action on a breach of a representation or warranty in this Article 7 only if Seller or Purchaser, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such one year period. Each party agrees to defend and indemnify the other against any claim, liability, damage or expense asserted against or suffered by such other party arising out of any such representation or warranty being materially false or inaccurate. The parties agree that for the purposes of this Section 7.3, a Seller representation or representations shall be deemed “materially” false or inaccurate if the same results in damages which are reasonably and in good faith estimated by Purchaser to be in excess of Fifty Thousand and No/100 Dollars ($50,000.00), provided, however, that in no event shall any (i) information which was disclosed to Purchaser or otherwise actually known to Purchaser prior to the expiration of the Due Diligence Period, (ii) changes permitted pursuant to the terms of this Agreement, or (iii) information which discloses loss or damage to the Property occurring after the expiration of the Due Diligence Period as a result of condemnation be deemed “material” hereunder. Notwithstanding anything to the contrary contained herein, (i) in the event Purchaser brings an action against Seller under this Section 7.3, Seller’s liability to Purchaser shall be capped at $500,000.00, and (ii) Seller shall have no liability to Purchaser for breach of any representations or warranties contained in this Agreement except to the extent that the aggregate amount of all such liability exceeds $50,000.00.

ARTICLE 8. DEFAULT AND REMEDIES

8.1           Seller’s Default. If the transaction for any Phase fails to close as a result of Seller’s default, then Buyer, as its sole and exclusive remedy, shall have the right to either (i) terminate this Agreement by written notice to Seller and Title Company, in which event the Earnest Money (if the Closing for the Phase I Property has not occurred), the Phase II Option Payment (if the Closing for the Phase II Property has not occurred), and the Phase III Option Payment (if the Closing for the Phase III Property has not occurred) shall be returned to Purchaser, or (ii) bring an action against Seller for specific performance; provided, however, if Purchaser is unable to bring an action against Seller for specific performance because of Seller’s actions in breach of this Agreement, then in such event Purchaser shall be entitled to sue Seller in an action for Purchaser’s actual damages (excluding any punitive, exemplary and consequential damages).

8.2           Purchaser’s Default. If the transaction for a Phase fails to close due to the default of Purchaser, then Seller’s sole remedy in such event shall be to terminate this Agreement and to retain the Earnest Money, the Extension Payment(s) (if any), the Phase II Option Payment and the Phase III Option Payment as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser. Purchaser and Seller have considered carefully the loss to Seller occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance under this Agreement, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Purchaser and Seller agree would be impracticable or extremely difficult to calculate at this time if Purchaser so defaults. Based on all those considerations, Purchaser and Seller agree that the Earnest Money (together with interest on it), the Extension Payment(s) (if any), the Phase II Option Payment and the Phase III Option Payment, represent a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money, the Extension Payment(s) (if any), the Phase II Option Payment and the Phase III Option Payment as Seller’s total damages and relief under this Agreement if Purchaser defaults in its obligations to close under this Agreement, Seller waiving all other rights and remedies.

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8.3           Notice of Default. Except for a party’s failure to close on the Closing Date, and except as provided under Section 2.7(j), neither party shall have the right to declare a default by the other party and terminate this Agreement because of a failure by such other party to perform under the terms of this Agreement unless the other party shall fail to cure such failure to perform within five Business Days after its receipt of written notice of such failure to perform.

8.4           Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent and any fees due to the Title Company for cancellation of the Title Commitment for the respective Phase.

ARTICLE 9. EARNEST MONEY PROVISIONS

9.1           Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in a government insured interest bearing account satisfactory to Purchaser at an institution having assets of not less than $125,000,000, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing for the Phase I Property occurs, the Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Purchaser on the Closing Date for the Phase I Property. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

9.2           Termination Pursuant to Section 2.2 or 2.5. The Purchaser shall notify the Escrow Agent of the date that the Due Diligence Period ends promptly after such date is established under this Agreement, and Escrow Agent may rely upon such notice. If Purchaser elects to terminate the Purchase Agreement pursuant to Section 2.2 (or is deemed to have terminated this Agreement by failing to deliver a Due Diligence Approval Notice), Escrow Agent shall pay the entire Earnest Money to Purchaser one Business Day following receipt of the Due Diligence Termination Notice (or if no Due Diligence Approval Notice is delivered prior to the expiration of the Due Diligence Period, one Business Day following the last day of the Due Diligence Period) from Purchaser (as long as the current investment can be liquidated in one day) and this Agreement shall then terminate. In such event, no notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent. The Earnest Money shall be released and delivered to Purchaser from Escrow Agent upon Escrow Agent’s receipt of the Due Diligence Termination Notice (or if no Due Diligence Approval Notice is delivered prior to the expiration of the Due Diligence Period, one Business Day following the last day of the Due Diligence Period) despite any objection or potential objection by Seller. Seller agrees it shall have no right to bring any action against Escrow Agent which would have the effect of delaying, preventing, or in any way interrupting Escrow Agent’s delivery of the Earnest Money to Purchaser pursuant to this Section 9.2, any remedy of Seller being against Purchaser, not Escrow Agent.

9.3           Other Terminations. Upon a termination of this Agreement other than as described in Section 9.2, either party to this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five Business Days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment. For clarity, this Section 9.3 applies only to a termination of this Agreement that is initiated by Purchaser or Seller after the expiration of the Due Diligence Period.

9.4           Interpleader. Except as provided in Section 9.2 above, Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever does not prevail in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

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9.5           Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties under this Agreement, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

9.6           Escrow Fee. Except as expressly provided in this Agreement to the contrary, the escrow fee, if any, charged by the Escrow Agent for holding the Earnest Money or conducting the Closing shall be shared equally by Seller and Purchaser.

ARTICLE 10. MISCELLANEOUS

10.1         Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided that Purchaser may assign this Agreement without Seller’s consent to an Affiliate (defined below) or in order to effect an Exchange pursuant to Section 10.17. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this Section 10.1, (a) “Affiliate” means (i) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser or (ii) an entity in which either of Purchaser or Neil T. Brown holds an economic interest; and (b) “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

10.2         Headings. The Article and Section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language of this Agreement.

10.3         Invalidity and Waiver. If any portion of this Agreement is held to be invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other party any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.4         Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the state of Texas.

10.5         Survival. The provisions of this Agreement that contemplate performance after the Closing of any Phase and the obligations of the parties not fully performed at the Closing of any Phase shall survive the Closing for the respective Phase and shall not be deemed to be merged into or waived by the instruments of Closing for the respective Phase.

10.6         No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.7         Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

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10.8         Time. Time is of the essence in the performance of this Agreement.

10.9         Intentionally Deleted.

10.10         Attorneys’ Fees. If either party employs attorneys to enforce any of the provisions of this Agreement, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection with the enforcement action. The provisions of this Section 10.10 shall survive the Closing and any termination of this Agreement.

10.11         Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered to the parties at the addresses set forth in Section 1.1. Any such notices shall be sent by (a) overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier; (b) personal delivery, in which case notice shall be deemed delivered upon receipt; or (c) electronic mail in a “PDF” format followed by one of the delivery methods described in clauses (a) or (b) above, in which case notice shall be deemed delivered upon transmission of such notice by electronic mail. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

10.12         Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction – to the effect that any ambiguities are to be resolved against the drafting party – shall not be employed in the interpretation of this Agreement or any exhibits or amendments to this Agreement.

10.13         Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless the last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described in this Agreement shall be deemed to end at 6:00 p.m. Dallas, Texas, time.

10.14         Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim for which the indemnitee is entitled to indemnification under this Agreement, the indemnitee shall deliver to the indemnitor written notice of the claim. The indemnitor shall have the right to participate in, and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnitee with respect to such claim, to assume the defense of such claim with counsel mutually satisfactory to the indemnitor and the indemnitee. Notwithstanding the preceding sentence, the indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of the indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between the indemnitee and any other party represented by such counsel in any proceeding relating to the claim. The failure of the indemnitee to deliver written notice to the indemnitor within a reasonable time after the indemnitee receives notice of any such claim shall not relieve the indemnitor of any liability to the indemnitee under the indemnity, unless and only if and to the extent that the failure is prejudicial to the indemnitor’s ability to defend the claim. The indemnitee’s failure to so deliver written notice to the indemnitor shall not relieve the indemnitor of any liability that it may have to any indemnitee other than the indemnitor’s indemnification obligation under this Agreement. If an indemnitee settles a claim without the prior written consent of the indemnitor, the indemnitor shall be released from liability with respect to the claim unless the indemnitor has unreasonably withheld its consent to the settlement. The provisions of this Section 10.14 shall survive the Closing and any termination of this Agreement.

10.15         Further Assurances. In addition to the acts and deeds recited in this Agreement and contemplated to be performed, executed and/or delivered by the parties hereto, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated under this Agreement. The provisions of this Section 10.15 shall survive the Closing.

25

10.16         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute counterparts of the signature pages and exchange them by electronic mail.

10.17         Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of an “Exchange” pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange; (b) the consummation or accomplishment of an Exchange shall not be a condition precedent or condition subsequent to the exchanging party’s obligations under the Contract; (c) the exchanging party shall effect its Exchange through an assignment of the Contract, or its rights under the Contract, to a qualified intermediary; (d) the non-exchanging party shall not be required to take an assignment of the purchase agreement for relinquished or replacement property or to acquire or hold title to any real property for purposes of consummating the exchanging party’s Exchange; (e) the exchanging party shall pay any additional costs that the non-exchanging party would not otherwise have incurred but for the exchanging party’s Exchange; (f) the non-exchanging party’s rights under the Contract shall not be adversely affected or diminished in any manner in connection with the exchanging party’s Exchange; and (g) the non- exchanging party shall not be responsible for compliance, and does not warrant to the exchanging party that the exchanging party’s Exchange in fact complies, with § 1031 of the Code.

26

SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

RCM FIREWHEEL, LLC [Seller]

AND

ARCHCO RESIDENTIAL, LLC [Purchaser]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the day and year set forth below.

SELLER:

RMC FIREWHEEL, LLC,

a Texas limited liability company

By:	/s/ Tim Coltart	Date:	4/28/15

Name:	Tim Coltart

Title:	EVP

PURCHASER:

ARCHCO RESIDENTIAL, LLC

a Delaware limited liability company

By:	/s/ Neil T. Brown	Date:	4/29/15

Name:	Neil T. Brown

Title:	CEO

Escrow Agent has executed this Agreement In order to confirm that the Escrow Agent has received and shall hold the Earnest Money and the interest earned on It, in escrow, and shall disburse the Earnest Money, and the interest earned on it, pursuant to the provisions of Article 9.

ESCROW AGENT:

Old Republic National Title Insurance Company

By:	/s/ David Lawrence	Date:	May 6, 2015

Name:	David Lawrence

Title:	Escrow Officer/Sr. Closing Attorney

27

AGREEMENT OF PURCHASE AND SALE

DOMAIN SITE, GARLAND, TEXAS

EXHIBITS

A	–	Legal Description of the Land

B	–	Land Areas Exhibit

C	–	Form of Certificate of Non-Foreign Status

28

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

Being a portion of that tract of land situated in Dallas County, Texas, out of the DANIEL CRIST SURVEY, ABSTRACT 226, and being part of that called 95 acres (First Tract), 19.8 acres (Second Tract), and 68.73 acres (Fourth Tract) described in a deed to Elizabeth H. Wilkins as recorded in Volume 93115, Page 592 of the Deed Records of Dallas County, Texas, and being a portion of that tract of land described in a deed to W.T. Limerick as recorded in Volume 2121, Page 126 of the Deed Records of Dallas County, Texas, and being further described as follows:

BEGINNING at a 1 inch iron rod found at the intersection of the Southwest line of Bunker Hill Road with the Northwest line of Old Miles Road;

THENCE with the Westerly line of said Old Miles Road as follows:

SOUTH 46°11'57” WEST, a distance of 276.09 feet to a 5/8 inch steel rod found with plastic cap stamped “Boundary Solutions”;

SOUTH 42°12'35” WEST, a distance of 385.91 feet to a 5/8 inch steel rod found with plastic cap stamped “Boundary Solutions” at the beginning of a curve to the left having a central angle of 18°57'47”, a radius of 530.00 feet and a chord bearing and distance of SOUTH 34°50'33” WEST, 174.61 feet;

Southwesterly with said curve to the left an arc distance of 175.41feet to a TX-DOT right-of-way mark with aluminum cap found for a corner of this tract;

THENCE SOUTH 79°44'25” WEST, leaving the Westerly line of the above mentioned Old Miles Road, a distance of 445.23 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract in the new North Line of President George W. Bush Turnpike;

CONTINUING with said North Line of President George W. Bush Turnpike the follow courses and distances:

NORTH 10°15'36” WEST, a distance of 15.00 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract, in said North Line;

SOUTH 79°44'14” WEST, a distance of 590.00 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract in said North Line;

SOUTH 10°15'47” EAST, a distance of 15.00 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract in said North Line;

SOUTH 79°43'52” WEST, a distance of 213.62 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract in said North Line and being in the Easterly line of that tract of land conveyed to Carol Swanzy and Charlotte Householter, according to the document filed of record in Volume 2004190, Page 14250 of the Deed Records of Dallas County, Texas;

A-1

THENCE NORTH 43°18'50” EAST, with said Easterly line, a distance of 279.94 feet to a 5/8 inch steel rod with plastic cap stamped “Boundary Solutions” found at the Northeast corner of said Swanzy and Householter tract for a corner of this tract;

THENCE NORTH 32°11'10” WEST, a distance of 148.78 feet to a point in a branch at the Northwest corner of said Swanzy and Householter tract for a corner of this tract;

THENCE SOUTH 43°18'11” WEST, with the Westerly line of said Swanzy and Householter tract, a distance of 486.11feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract in the North Line of the above mentioned President George W. Bush Turnpike;

THENCE SOUTH 80°03'57” WEST, leaving said Westerly line, a distance of 136.53 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract in the new North Line of President George W. Bush Turnpike;

CONTINUING with said North Line of President George W. Bush Turnpike the follow courses and distances:

NORTH 10°29'58” EAST, a distance of 24.96 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract in said North Line;

SOUTH 80°02'03” WEST, a distance of 375.48 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract in said North Line and being in the Easterly line of that tract of land conveyed to the City of Garland according to the document filed of record in Volume 93012, Page 4894, Deed Records of Dallas County, Texas;

NORTH 39°48'17” WEST, passing at a distance of 3.91 feet, the Northerly corner of said City of Garland tract, same being the most Easterly corner of that tract of land conveyed to L&S Liquidating Trust, according to the document filed of record in Volume 95136, Page 5446, Deed Records of Dallas County, Texas, and continuing for a total distance of 9.88 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract and said L&S Liquidating tract;

THENCE with the Northern Lines of said L&S Liquidating tract the following courses and distance;

NORTH 78°48'17” WEST, a distance of 65.00 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract in said Northern Line;

SOUTH 57°56'43” WEST, a distance of 86.14 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract in the North Line of the above mentioned President George W. Bush Turnpike, also being the most Westerly corner of said L&S Liquidating tract;

THENCE SOUTH 80°10'46” WEST, with said North Line, a distance of 164.57 feet to a point in the center of old Rowlett Creek for a corner of this tract;

THENCE with the meanderings of said creek the following courses and distances;

A-2

NORTH 25°15'38” WEST, a distance of 180.96 feet to a point for a corner;

NORTH 87°31'07” WEST, a distance of 174.06 feet to a point for a corner;

NORTH 38°44'03” WEST, a distance of 185.05 feet to a point for a corner;

NORTH 22°26'46” WEST, a distance of 346.39 feet to a point for a corner;

SOUTH 83°14'16” WEST, a distance of 124.63 feet to a point for a corner;

SOUTH 89°20'08” WEST, a distance of 248.25 feet to a point for a corner;

NORTH 84°12'20” WEST, a distance of 202.88 feet to a point for a corner;

NORTH 40°33'27” WEST, a distance of 134.35 feet to a point for a corner in the East Line of that tract of land conveyed to JAMES DANIEL LAMBERT, SR. and SHIRLEY JOY LAMBERT, according to the document filed of record in VOLUME 92240, PAGE 3818 and VOLUME 92240, PAGE 3821, Deed Records of Dallas County Texas, from said point a 5/8” iron rod found for reference bears NORTH 44°02'59” EAST, a distance of 91.49 feet;

THENCE NORTH 44°02'59” EAST, passing through said 5/8” iron rod found for reference, a distance of 959.87 feet to a 1/2” iron rod found at the most Easterly corner of said Lambert tract, same being the Southeasterly corner of that tract of land conveyed to NORBERTO GUILLEN according to the document filed of record in VOLUME 2002058, PAGE 7057, Deed Records of Dallas County, Texas;

THENCE NORTH 43°58'32” EAST, with the Easterly line of said Guillen tract, a distance of 1944.48feet to a 1/2” iron rod with plastic cap stamped “DAA” set in the South Line of the above mentioned Bunker Hill Road for the Northwest corner of this tract;

THENCE with the South Line of said road the following courses and distances:

SOUTH 45°45'07” EAST, a distance of 1482.02 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract at the beginning of a curve to the left having a radius of 845.00 feet, a central angle of 10°50'07” and a chord bearing and distance of SOUTH 51°10'10” EAST, 159.56 feet;

With said curve to the left an arc distance of 159.80 feet to a1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract;

SOUTH 56°35'13” EAST, a distance of 52.21 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract at the beginning of a curve to the right having a radius of 755.00 feet, a central angle of 10°31'18” and a chord bearing and distance of SOUTH 51°19'34” EAST, 138.45 feet;

With said curve to the right an arc distance of 138.64 feet to a1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract;

A-3

SOUTH 46°03'56” EAST, a distance of 333.56 feet to a 1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract at the beginning of a curve to the left having a radius of 845.00 feet, a central angle of 01°55'43” and a chord bearing and distance of SOUTH 47°01'46” EAST, 28.44 feet;

With said curve to the left an arc distance of 28.44 feet to a1/2” iron rod with plastic cap stamped “DAA” set for a corner of this tract;

SOUTH 45°57'50” EAST, a distance of 496.60 feet to the POINT OF BEGINNING and containing 135.89 acres of land, more or less.

A-4

EXHIBIT B

LAND AREAS EXHIBIT

B-1

B-2

EXHIBIT C

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”), provides that a transferee (buyer) of a

U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.

To inform                            , a                            (“Transferee”), that withholding of tax under section 1445 of the Code is not required upon disposition of certain real property to the Transferee by                            _, a                            (“Transferor”), the undersigned hereby warrants, represents and certifies the following on behalf of Transferor:

1.          The undersigned is the duly and acting                            [Title of Officer executing Certificate] of Transferor.

2.          Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations), but rather is an entity formed under the laws of one of the United States.

3.          Transferor is not a disregarded entity as defined in section 1.1445-2(b)(2)(iii) of the Code;

4.          Transferor’s U.S. employer identification number is                            _.

5.          Transferor’s office address is                            .

6.          Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained in this certificate could be punished by fine, imprisonment, or both.

Under penalty of perjury the undersigned declares that the undersigned has examined this certification and to the best of its knowledge and belief it is true, correct, and complete.

TRANSFEROR:

By:	Date:

Name:

Title:

C-1